SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c)

and (d) and Amendments Thereto Filed Pursuant to § 240.13d-2.

Under the Securities Exchange Act of 1934

The Governor and Company of the Bank of Ireland

(Name of Issuer)

Ordinary Stock, Nominal Value €0.05 Per Share American Depository Shares, each representing forty (40) units of Ordinary Stock, Nominal Value €0.05 Per Share

(Title of Class of Securities)

46267Q202

(CUSIP Number)

October 17, 2011

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 46267Q202	Page 2 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CANADIAN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 2,807,463,858
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 2,807,463,858
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,807,463,858
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.3%
12	TYPE OF REPORTING PERSON IN

13G

CUSIP No. 46267Q202	Page 3 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1109519 ONTARIO LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO, CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 2,807,463,858
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 2,807,463,858
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,807,463,858
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.3%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 4 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH COLUMBIA, CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 2,807,463,858
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 2,807,463,858
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,807,463,858
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.3%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 5 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 810679 ONTARIO LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO, CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 2,807,463,858
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 2,807,463,858
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,807,463,858
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.3%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 6 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 2,807,463,858
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 2,807,463,858
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,807,463,858
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.3%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 7 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CONNECTICUT
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 616,000,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 616,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 616,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 8 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 209,000,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 209,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 209,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 9 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) LOMBARD GENERAL INSURANCE COMPANY OF CANADA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 139,000,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 139,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 139,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 10 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) WENTWORTH INSURANCE COMPANY LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BARBADOS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 849,528,493
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 849,528,493
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 849,528,493
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 11 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NSPIRE RE LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION IRELAND
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 522,471,507
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 522,471,507
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 522,471,507
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 12 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 139,000,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 139,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 139,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 13 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 70,000,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 70,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 70,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 14 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (BARBADOS) INTERNATIONAL CORP.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BARBADOS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,456,463,858
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,456,463,858
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,456,463,858
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.8%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 15 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FALCON INSURANCE COMPANY (HONG KONG) LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 17,000,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 17,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 16 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED KINGDOM
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 118,000,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 118,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 118,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 17 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL NO. 3 LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED KINGDOM
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 80,000,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 80,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 80,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 46267Q202	Page 18 of 41 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE MANAGING AGENCY LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED KINGDOM
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 63,000,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 63,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 63,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON CO

Item 1.	(a)	Name of Issuer:

The Governor and Company of the Bank of Ireland

Item 1	(b)	Address of Issuer’s Principal Executive Offices:

Lower Baggot St., Dublin 2, Ireland

Item 2.	(a)	Name of Person Filing:

This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1. V. Prem Watsa, an individual;

2. 1109519 Ontario Limited (“1109519”), a corporation incorporated under the laws of Ontario;

3. The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia;

4. 810679 Ontario Limited (“810679”), a corporation incorporated under the laws of Ontario;

5. Fairfax Financial Holdings Limited (“Fairfax”), a corporation incorporated under the laws of Canada;

6. Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut;

7. Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California;

8. Lombard General Insurance Company of Canada (“LGICC”), a corporation incorporated under the laws of Canada;

9. Wentworth Insurance Company Ltd. (“Wentworth”), a corporation incorporated under the laws of Barbados;

10. nSpire Re Limited (“nSpire”), a corporation incorporated under the laws of Ireland;

11. TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California;

12. Clearwater Insurance Company (“Clearwater”), a corporation incorporated under the laws of Delaware;

13. Fairfax (Barbados) International Corp. (“Fairfax Barbados”), a corporation incorporated under the laws of Barbados;

14. Falcon Insurance Company (Hong Kong) Ltd. (“Falcon”), a corporation incorporated under the laws of Hong Kong;

15. Newline Corporate Name Limited (“Newline”), a corporation incorporated under the laws of the United Kingdom;

16. Advent Capital No. 3 Limited (“Advent”), a corporation incorporated under the laws of the United Kingdom; and

17. Riverstone Managing Agency Limited (“Riverstone”), a corporation incorporated under the laws of the United Kingdom.

Item 2	(b)	Address of Principal Business Office:

The addresses of the Reporting Persons are as follows:

1. Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

2. The principal business address and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

3. The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia V6C 3L3;

4. The principal business address and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

5. The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

6. The principal business address and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902;

7. The principal business address and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California 91367-5021;

8. The principal business address and principal office address of LGICC is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario, Canada M5H 1P9;

9. The principal business address and principal office address of Wentworth is Building #2 – Suite 1A, Manor Lodge Complex, Lodge Hill, St. Michael, Barbados;

10. The principal business address and principal office address of nSpire is First Floor, 25-28 Adelaide Road, Dublin 2, Republic of Ireland;

11. The principal business address and principal office address of TIG is 250 Commercial Street, Suite 500, Manchester, NH 03101;

12. The principal business address and principal office address of Clearwater is 300 First Stamford Place, Stamford, Connecticut 06902;

13. The principal business address and principal office address of Fairfax Barbados is Worthing Corporate Centre, Worthing Main Road, Christ Church, Barbados;

14. The principal business address and principal office address of Falcon is 6/F, DCH Commercial Centre, No. 25 Westlands Road, Quarry Bay, Hong Kong;

15. The principal business address and principal office address of Newline is Suite 4/5 London Underwriting Centre, 3 Minster Court, Mincing Lane, London EC3R 7DD;

16. The principal business address and principal office address of Advent is 2 Minster Court, Mincing Lane, London EC3R 7BB; and

17. The principal business address and principal office address of Riverstone is Park Gate, 161-163 Preston Road, Brighton, United Kingdom BN1 6AU.

Item 2	(c)	Citizenship:

V. Prem Watsa is a citizen of Canada.

Item 2	(d)	Title of Class of Securities:

Ordinary Stock, Nominal Value €0.05 Per Share (“Shares”) American Depository Shares, each representing forty (40) Shares

Item 2	(e)	CUSIP Number:

46267Q202

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	(a)	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

	(b)	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	An Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	A parent holding company or control person, in accordance with §240.13d-1(b)(1)(ii)(G);

	(h)	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	A non-US institution in accordance with §240.13d-1(b)(1)(ii)(J);

	(k)	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

Based on the most recent information available, the aggregate number and percentage of the Shares that are beneficially owned by each of the Reporting Persons is set forth in boxes 9 and 11 of the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

Neither the filing of this Schedule 13G nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, Odyssey Reinsurance, Zenith, LGICC, Wentworth, nSpire, TIG, Clearwater, Fairfax Barbados, Falcon, Newline, Advent or Riverstone that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See attached Exhibit No. 1.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	1109519 Ontario Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	810679 Ontario Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	Fairfax Financial Holdings Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	Chairman and Chief Executive Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	Odyssey Reinsurance Company

	By:	/s/ Kirk Reische
		Name:	Kirk Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	Zenith Insurance Company

	By:	/s/ Michael Jensen
		Name:	Michael Jensen
		Title:	Executive Vice President & General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	Lombard General Insurance Company of Canada

	By:	/s/ W.J. Dunlop
		Name:	W.J. Dunlop
		Title:	Senior Vice President & General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	Wentworth Insurance Company Ltd.

	By:	/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	nSpire Re Limited

	By:	/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Chairman & Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	TIG Insurance Company

	By:	/s/ John Bator
		Name:	John Bator
		Title:	Senior Vice President & Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	Clearwater Insurance Company

	By:	/s/ Kirk Reische
		Name:	Kirk Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	Fairfax (Barbados) International Corp.

	By:	/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	Falcon Insurance Company (Hong Kong) Ltd.

	By:	/s/ Gobinath Athappan
		Name:	Gobinath Athappan
		Title:	CEO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	Newline Corporate Name Limited

	By:	/s/ J.R.F. Micklem
		Name:	J.R.F. Micklem
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	Advent Capital No. 3 Limited

	By:	/s/ Neil Ewing
		Name:	Neil Ewing
		Title:	Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2011	Riverstone Managing Agency Limited

	By:	/s/ Lorna Hemsley
		Name:	Lorna Hemsley
		Title:	Director

Exhibit Index

Exhibit No.	Description

1	Members of filing group.

2	Joint Filing Agreement dated as of October 28, 2011 among V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, Odyssey Reinsurance Company, Zenith Insurance Company, Lombard General Insurance Company of Canada, Wentworth Insurance Company Ltd., nSpire Re Limited, TIG Insurance Company, Clearwater Insurance Company, Fairfax (Barbados) International Corp., Falcon Insurance Company (Hong Kong) Ltd., Newline Corporate Name Limited, Advent Capital No. 3 Limited and Riverstone Managing Agency Limited.

EXHIBIT 1

MEMBERS OF FILING GROUP

V. Prem Watsa

1109519 Ontario Limited

The Sixty Two Investment Company Limited

810679 Ontario Limited

Fairfax Financial Holdings Limited

Odyssey Reinsurance Company

Zenith Insurance Company

Lombard General Insurance Company of Canada

Wentworth Insurance Company Ltd.

nSpire Re Limited

TIG Insurance Company

Clearwater Insurance Company

Fairfax (Barbados) International Corp.

Falcon Insurance Company (Hong Kong) Ltd.

Newline Corporate Name Limited

Advent Capital No. 3 Limited

Riverstone Managing Agency Limited

EXHIBIT 2

CUSIP No. 46267Q202

AGREEMENT CONCERNING JOINT FILING

OF SCHEDULE 13G

The undersigned agree as follows:

(i) each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii) each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Dated: October 28, 2011

V. PREM WATSA

/s/ V. Prem Watsa

1109519 ONTARIO LIMITED

By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	President

THE SIXTY TWO INVESTMENT COMPANY LIMITED

By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	President

810679 ONTARIO LIMITED

By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	President

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	Chairman and Chief Executive Officer

ODYSSEY REINSURANCE COMPANY

By:	/s/ Kirk Reische
	Name:	Kirk Reische
	Title:	Vice President

ZENITH INSURANCE COMPANY

By:	/s/ Michael Jensen
Name: Michael Jensen
Title: Executive Vice President & General Counsel

LOMBARD GENERAL INSURANCE COMPANY OF CANADA

By:	/s/ W.J. Dunlop
Name: W.J. Dunlop
Title: Senior Vice President & General Counsel

WENTWORTH INSURANCE COMPANY LTD.

By:	/s/ Ronald Schokking
Name: Ronald Schokking
Title: Chairman

NSPIRE RE LIMITED

By:	/s/ Ronald Schokking
Name: Ronald Schokking
Title: Chairman & Director

TIG INSURANCE COMPANY

By:	/s/ John Bator
Name: John Bator
Title: Senior Vice President & Chief Financial Officer

CLEARWATER INSURANCE COMPANY

By:	/s/ Kirk Reische
Name: Kirk Reische
Title: Vice President

FAIRFAX (BARBADOS) INTERNATIONAL CORP.

By:	/s/ Ronald Schokking
Name: Ronald Schokking
Title: Director

FALCON INSURANCE COMPANY (HONG KONG) LTD.

By:	/s/ Gobinath Athappan
Name: Gobinath Athappan
Title: CEO

NEWLINE CORPORATE NAME LIMITED

By:	/s/ J.R.F. Micklem
Name: J.R.F. Micklem
Title: Director

ADVENT CAPITAL NO. 3 LIMITED

By:	/s/ Neil Ewing
Name: Neil Ewing
Title: Company Secretary

RIVERSTONE MANAGING AGENCY LIMITED

By:	/s/ Lorna Hemsley
Name: Lorna Hemsley
Title: Director